UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 30, 2014

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VERSO PAPER CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
As previously disclosed, on January 3, 2014, Verso Paper Corp. (“Verso”), Verso Merger Sub Inc., an indirect, wholly owned subsidiary of Verso (“Merger Sub”), and NewPage Holdings Inc. (“NewPage”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement, with NewPage surviving the merger as an indirect, wholly owned subsidiary of Verso (the “NewPage Acquisition”). The completion of the NewPage Acquisition is subject to customary closing conditions, including antitrust regulatory clearance.
On October 30, 2014, in order to address potential antitrust considerations related to the NewPage Acquisition, NewPage Corporation, NewPage Wisconsin System Inc., and Rumford Paper Company, each an indirect, wholly owned subsidiary of NewPage (the “Seller Parties”), and Catalyst Paper Holdings Inc. (“Catalyst”) entered into an Asset Purchase Agreement (the “Divestiture Agreement”) pursuant to which the Seller Parties will sell NewPage Wisconsin’s paper mill located in Biron, Wisconsin, and NewPage Rumford’s paper mill located in Rumford, Maine, to Catalyst for a total price of approximately $74 million in cash, subject to customary post-closing adjustment (collectively, the “Divestiture”). In connection with the Divestiture, NewPage and Verso each guaranteed to Catalyst the obligations of the Seller Parties under the Divestiture Agreement and certain related transactional documents, and Catalyst Paper Corporation, the ultimate parent of Catalyst, guaranteed to the Seller Parties and Verso the obligations of Catalyst under the Divestiture Agreement and certain related transactional documents. The completion of the Divestiture is subject to customary closing conditions, including completion of the NewPage Acquisition, though there is no financing condition to Catalyst’s obligation to consummate the Divestiture.
Verso anticipates that both the NewPage Acquisition and the Divestiture will be completed in the fourth quarter of 2014, subject to antitrust regulatory clearance of the NewPage Acquisition.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2014

VERSO PAPER CORP.

	By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary